SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 8, 2008 (April 3, 2008)

STEEL DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21719	35-1929476
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

6714 Pointe Inverness Way, Suite 200, Fort Wayne, Indiana 46804

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  260-969-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 3, 2008, in connection with the closing of the sale of $375 million of the Company’s 7 ¾% Senior Notes due 2016, referred to in Item 2.03 of this report, Steel Dynamics, Inc. entered into a Registration Rights Agreement.  A copy of this agreement is attached to this report as Exhibit 4.6.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On April 3, 2008, Steel Dynamics, Inc. announced the closing of its sale of $375 million of its 7 ¾% Senior Notes due 2016 (the Notes).  The Notes were offered in a transaction exempt from the registration requirements of the Securities Act of 1933.  The net proceeds from the Notes will be used to repay amounts outstanding under its senior secured revolving credit facility, to finance certain capital expenditures and for general corporate purposes.

8.01.  Other Events.

On April 3, 2008, Steel Dynamics, Inc. issued a press release titled “Steel Dynamics Announces Completion of Notes Offering.” The full text of the press release is furnished herewith and attached hereto as Exhibit 99.1

Item 9.01.  Financial Statements and Exhibits

(c)	Exhibits.

	Exhibit Number	Description

4.6

Registration Rights Agreement between Steel Dynamics, Inc., as Issuer and Banc of America Securities, LLC, Goldman, Sachs & Co., and Morgan Stanley & Co. Incorporated, as Initial Purchasers, dated as of April 3, 2008, re $375,000,000 of our 7 ¾% Senior Unsecured Notes due 2016.

4.7

Indenture relating to Registrant’s issuance of $375 million Senior Unsecured Notes, dated as of April 3, 2008, between Steel Dynamics, Inc., as Issuer, the Initial Subsidiary Guarantors, and Wells Fargo Bank, National Association, as Trustee.

	99.1	A press release dated April 3, 2008, titled “Steel Dynamics Announces Completion of Notes Offering.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

STEEL DYNAMICS, INC.

/s/ Theresa E. Wagler

Date: April 8, 2008	By:	Theresa E. Wagler
	Title:	Vice President